Exhibit 99.1

Clarus Enters into Definitive Agreement to Sell Precision Sport Segment

SALT LAKE CITY, Utah – December 29, 2023 – Clarus Corporation (NASDAQ: CLAR) (“Clarus” and/or the “Company”), a global company focused on the outdoor and consumer enthusiast markets, today announced that it has entered into a definitive purchase and sale agreement (the “Agreement”) to sell its Precision Sport segment, which is comprised of the Company’s Sierra Bullets, L.L.C. and Barnes Bullets – Mona, LLC subsidiaries, to a U.S.-based non-strategic buyer that is not affiliated with the Company or any of its officers or members of its board of directors, in an all-cash transaction for $175 million at closing, subject to a customary working capital adjustment. The transaction is expected to close in the first quarter of 2024, subject to customary closing conditions, including the receipt of regulatory approvals.

The entry into the Agreement is the conclusion of the Company’s previously announced process for the review and evaluation of the potential sale of the Precision Sport segment conducted by a special committee of independent directors of the Company (the “Special Committee”) created in response to the receipt by the Company of a non-binding indication of interest from Warren B. Kanders, to acquire the Company’s Precision Sport segment, through an affiliated entity. Mr. Kanders is the Company’s Executive Chairman of the Board of Directors.

“After a comprehensive strategic review process, we are pleased to have agreed on a transaction to sell the Precision Sport segment at an attractive price,” said Nicholas Sokolow, lead independent director of the Board and Chairman of the Special Committee. He continued, “After the Company received multiple offers for the sale of the Precision Sport segment, the Special Committee has unanimously concluded after careful deliberation that this transaction is in the best interest of the Company’s stockholders.”

The Company intends to use the proceeds from the sale to pay down its debt and the remaining funds will be available for general corporate purposes.

Kane Kessler, P.C. is acting as legal advisor to the Company in the transaction, Richards, Layton & Finger, P.A. is acting as legal advisor to the Special Committee and Houlihan Lokey Capital, Inc. is acting as financial advisor to the Special Committee.

About Clarus Corporation

Headquartered in Salt Lake City, Utah, Clarus Corporation is a global leading designer, developer, manufacturer and distributor of best-in-class outdoor equipment and lifestyle products focused on the outdoor and consumer enthusiast markets. Our mission is to identify, acquire and grow outdoor “super fan” brands through our unique “innovate and accelerate” strategy. We define a “super fan” brand as a brand that creates the world’s pre-eminent, performance-defining product that the best-in-class user cannot live without. Each of our brands has a long history of continuous product innovation for core and everyday users alike. The Company’s products are principally sold globally under the Black Diamond®, Rhino-Rack®, MAXTRAX®, TRED Outdoors®, Sierra®, and Barnes® brand names through outdoor specialty and online retailers, our own websites, distributors, and original equipment manufacturers. Our portfolio of iconic brands is well-positioned for sustainable, long-term growth underpinned by powerful industry trends across the outdoor and adventure sport end markets. For additional information, please visit www.claruscorp.com or the brand websites at www.blackdiamondequipment.com, www.rhinorack.com, www.maxtrax.com.au, www.tredoutdoors.com, www.sierrabullets.com, www.barnesbullets.com, or www.pieps.com.

Forward-Looking Statements

Please note that in this press release we may use words such as “appears,” “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions which constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release, include, but are not limited to, the possibility that the transaction contemplated by the Agreement will not be completed on the terms and conditions, or on the timing, currently contemplated, and that it may not be completed at all, due to a failure to obtain or satisfy, in a timely manner or otherwise, required regulatory approvals and other conditions to the closing of the transaction or for other reasons, and the failure to complete the transaction which could negatively impact the price of the Company’s shares of commons stock or the business, results of operations, and financial condition of the Company, as well as those risks and uncertainties more fully described from time to time in the Company's public reports filed with the Securities and Exchange Commission, including under the section titled “Risk Factors” in the Company's Annual Report on Form 10-K, and/or Quarterly Reports on Form 10-Q, as well as in the Company’s Current Reports on Form 8-K. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release and speak only as of the date hereof. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

Company Contacts:

Michael J. Yates

Chief Financial Officer

Tel 1-801-993-1304

mike.yates@claruscorp.com

Investor Relations Contact:

Gateway Group, Inc.

Cody Slach

Tel 1-949-574-3860

CLAR@gateway-grp.com